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                 EXHIBIT 77M FOR COLUMBIA FUNDS SERIES TRUST II

MERGER OF COLUMBIA GLOBAL VALUE FUND, COLUMBIA WORLD EQUITY FUND AND THREADNEEDLE GLOBAL EQUITY INCOME FUND INTO COLUMBIA GLOBAL EQUITY FUND

On June 3, 2011, Columbia Global Value Fund, a series of Columbia Funds Series Trust, Columbia World Equity Fund, a series of Columbia Funds Series Trust I and Threadneedle Global Equity Income Fund, a series of RiverSource Global Series, Inc. (each a Selling Fund), merged into Columbia Global Equity Fund (the Buying
Fund), a series of Columbia Funds Series Trust II.

BOARD ACTION: Board members of the Selling Funds and Board Members of the Buying Fund, at meetings held September 2010, approved an Agreement and Plan of Reorganization (the Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing shareholders of the respective Fund would not be diluted as a result of the reorganization.

SHAREHOLDER APPROVAL: The shareholders of each Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a special meeting of shareholders held on February 15, 2011.

TERMS OF THE REORGANIZATION: Under the Agreement, each Selling Fund transferred all of its assets attributable to each of its share classes, as shown below, to the Buying Fund in exchange for the corresponding share class of the Buying Fund, as shown below, respectively.

Fund                                                                        Share Class
------------------------------------------------------------   -------------------------------------
Columbia Global Equity Fund (Buying Fund)                      A     B     C     I     R     R4    Z
Columbia Global Value Fund (Selling Fund)                      A     B     C                       Z
Columbia World Equity Fund(Selling Fund)                       A     B     C
Threadneedle Global Equity Income Fund(Selling Fund)           A     B     C     I     R     R4

Those shares were distributed proportionately to the shareholders of the Selling Funds. The Buying Fund assumed the liabilities of the Selling Funds. The shareholders did not pay any sales charge in connection with the distribution of shares. The Selling Funds, the Buying Fund and Columbia Management Investment Advisers, LLC agreed to bear the costs of the reorganization as outlined in the Agreement.